Exhibit 16.1

KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

April 3, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cape Bancorp, Inc. (the Company) and, under the date of March 15, 2013, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012. On December 10, 2012, we were notified that the Company engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On March 15, 2013, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 8.01 of its Form 8-K/A dated April 3, 2013, and we agree with such statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.